BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street

New York, New York 10286

March 15, 2024

General Municipal Money Market Fund, Inc.

240 Greenwich Street
New York, New York 10286

Re: Expense Limitation - Dreyfus National Municipal Money Market Fund

To Whom It May Concern:

Effective March 29, 2024, BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of Dreyfus National Municipal Money Market Fund (the "fund"), a series of General Municipal Money Market Fund, Inc., as follows:

Premier Shares

BNYM Investment Adviser has contractually agreed, until March 29, 2025, to waive receipt of its fees and/or assume the direct expenses of Dreyfus National Municipal Money Market Fund so that the direct expenses of such fund's Premier shares (excluding taxes, interest, brokerage commission and extraordinary expenses) do not exceed .45%. On or after March 29, 2025, BNYM Investment Adviser may terminate this expense waiver at any time.

Service Shares

The fund's investment adviser, BNYM Investment Adviser, has contractually agreed, until at least March 29, 2025, to waive receipt of its fees and/or assume the direct expenses of the fund's Service shares so that the direct expenses of the fund's Service shares (excluding taxes, brokerage commissions and extraordinary expenses) do not exceed 1.00%. To the extent that it is necessary for BNYM Investment Adviser to waive receipt of its management fee or reimburse the fund's common expenses, the amount of the waiver or reimbursement will be applied equally to each share class of the fund. On or after March 29, 2025, BNYM Investment Adviser. may terminate the expense limitation agreement at any time.

This Agreement may only be amended by agreement of the fund upon the approval of the Board of Directors of the fund and BNYM Investment Adviser to lower the net amounts shown and may only be terminated prior to March 29, 2025, in the event of termination of the Management Agreement between BNYM Investment Adviser and the fund.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ James Bitetto
James Bitetto
Secretary

Accepted and Agreed To:

GENERAL MUNICIPAL MONEY MARKET FUND, INC.

-DREYFUS NATIONAL MUNICIPAL MONEY MARKET FUND

By: /s/ James Windels

James Windels

Treasurer